Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-64044, 333-109882, and 333-118228 on Form S-8 of Crystal Rock Holdings, Inc. and subsidiary of our report dated January 26, 2017 relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K for the year ended October 31, 2016.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
January 26, 2017